EXHIBIT 99.1


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                                          PRESS RELEASE
                                               For further information contact:
                                               Edward F. Ruttenberg
                                               Phone:  (817) 329-1600
                                               Fax:  (817) 481-3993
                                               Release No:  2006-01

(BW) (TX-AMERICAN-LOCKER-GROUP) AMERICAN LOCKER GROUP INCORPORATED ANNOUNCES VOLUNTARY DELISTING FROM NASDAQ

BUSINESS EDITOR

GRAPEVINE, TX - (BUSINESS WIRE) March 29, 2006. American Locker Group Incorporated (NASDAQ: ALGI) announced today that it has provided a voluntary delisting notice to the NASDAQ Stock Market and requested that its common stock be delisted from the Nasdaq Stock Market as of the opening of business on April 3, 2006. The last trading day for the Company's common stock on the Nasdaq National Market will be Friday, March 31, 2006.

Edward F. Ruttenberg, the Company's Chairman and Chief Executive Officer, stated, "The Company's Board of Directors carefully considered the advantages and disadvantages of continued listing of the Company's common stock on the Nasdaq National Market before approving the delisting. The costs and resources required to be expended by the Company to maintain compliance with NASDAQ requirements were determined to outweigh the benefits received by the Company and its stockholders from continued listing. We believe that the delisting will reduce the Company's administrative expenses and enable management to focus more of its time and resources on operational matters more directly impacting stockholder value."

The matters discussed in this press release which contain forward-looking statements, including without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the Safe Harbor Provisions of the Private
Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve certain known and unknown risks, some of which are beyond the Company's control, including, among others, risks related to (i) the Company's plans, strategies, objectives, expectations, and intentions, which are subject to change at any time at the discretion of the Company, (ii) the successful implementation of the Company's restructuring plan, including a significant reduction of annual selling, general and administrative expenses and


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the restructuring of its bank debt on terms acceptable to its lenders, (iii) new product development by the Company, (iv) the Company's liquidity and capital resources, (v) the Company's competition, and (vi) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from those expressed in any forward-looking statement made by or on the Company's behalf. In light of these risks and uncertainties, there can be no assurance that the forward-looking information will, in fact, prove to be accurate. The
Company  has  undertaken  no  obligation  to  publicly   update  or  revise  any
forward-looking statements, whether as a result of new information, future events or otherwise.

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